UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 14, 2017, Ms. Veronica Alvarez Dowling notified the Company that she was resigning from the Board of Directors of the Company (the “Board”), its subsidiaries and all committees thereof, effective immediately. Ms. Dowling’s decision to resign was not the result of any disagreement on any matter relating to the Company's operations, policies or business practices.

(d) On February 21, 2017, the Board appointed Mr. James K. O’Brien to the Board, effective immediately, to hold office until the next annual meeting of the stockholders of the Company, and until his successor is duly elected and qualified, or his earlier resignation or removal.

There are no arrangements or understandings between Mr. James K. O’Brien and any other person pursuant to which such individual was selected as a director. Neither Mr. James K. O’Brien  nor any related person of Mr. James K. O’Brien has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party which would require disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. James K. O’Brien as a director, the Company has entered into an indemnification agreement with Mr. O’Brien. The indemnification agreement, which mirrors the indemnification agreements in place for each of the Company’s other directors, provides, among other things, that the Company will indemnify him in his capacity as a director against all costs, losses, damages and expenses which may be incurred or suffered by him that are related to acts, omissions, events or occurrences that arise from or are related to the fact that he is or was a director, stockholder or otherwise serving in another capacity at the Company’s request, subject to certain specified exceptions. The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the indemnification agreement which is attached as Exhibit 10.1 hereto and which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Indemnification Agreement with Mr. James K. O’Brien.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
	Name:	Steve Leber
	Title:	Chairman & Chief Executive Officer
Date: February 21, 2017